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Exhibit (10)(xix)

GREAT LAKES CHEMICAL CORPORATION
CORPORATE GUIDELINES AND PROCEDURES

Subject: Severance Plan for Employees Covered Under the Corporate Change in Control Agreements	Effective Date: May 3,1996
Approved By: /s/ RBM	Revision Date: June 1, 1997

1.    Purpose

        The purpose of the Great Lakes Chemical Corporation ("Company") Severance Plan for Employees Covered Under the Corporate Change in Control Agreements ("Plan") is to provide financial assistance to eligible involuntarily terminated employees following cessation of active employment under conditions set forth in the Plan. Such financial assistance is intended as income transition while the eligible employee is actively seeking employment elsewhere.

II.    Plan Document

        The ERISA plan document for this Plan is the controlling document for questions relating to the Plan. This document is maintained by the Corporate Director, Human Resources.

III.    Eligibility

A.
Eligible employees are those employees who have entered into a change in control agreement with the Company (and have not received the compensation specified in the change in control agreement) and who have at least one Year of Service (as defined herein). Subject to Sections VI and VII hereof, eligible employees under this Plan will not be eligible for any severance pay or benefits under any other severance or similar type plan sponsored by the Company.

B.
An employee will be eligible under the Plan unless his termination is for reasons such as: sale of the business unit or portion thereof where the employee is offered employment with the buyer (whether or not such offered employment is accepted or the responsibilities and compensation of the position offered are comparable to his position immediately prior to his termination), retirement, loss of employment with the Company followed by employment with an affiliate of the Company, disability, misconduct, cause, failure of an employee to return from the expiration of a leave of absence or layoff, resignation, death or induction or enlistment into the military service.

C.
Each eligible employee will be required to sign an Agreement and Release form provided by the Company in order to receive any severance payments and benefits under the Plan.

IV.    Severance Payment and Benefit Schedule

        The Plan provides for severance payments ("Severance Payments") and Comp2 standard medical and dental benefits ("Benefits") to eligible employees. Eligible employees will receive Severance Payments on a regular pay date, just as when employed. For example, if the eligible employee's pay date is bi-weekly on every other Friday, Severance Payments will follow the same schedule until the Severance Payments have been exhausted. The weekly salary equivalent is equal to the annual base pay in effect at the time employment terminates, divided by 52. Eligible employees will receive Benefits under the Plan commencing on the first day of the month following termination. *

        An involuntarily terminated employee who meets the Plan's eligibility standards and who signs an Agreement and Release form provided by the Company will be eligible for the Severance Payments and Benefits for the periods set forth below:

Eligible Employee	Base Level Severance Payment Period**	Base Level Benefit Period
Chief Executive Officer	18 months	18 months
Business Unit Leader or Chief Financial Officer	12 months	12 months
Corporate Vice President	9 months	9 months

*
Each eligible employee, and dependents if enrolled on the employee's date of termination, will, under the terms of the Comp2 medical and dental plan, be entitled to continue their then current level of benefits for the remainder of the month in which he or she is terminated. Thereafter, Benefits shall be provided as set forth in the Plan.

**
Base salary.

        Benefits under the Plan will terminate prior to the period set forth in the schedule in this Section IV on the date any alternative medical and/or dental coverage becomes available to the eligible employee. All benefits other than Comp2 standard medical and dental coverage shall cease on the date of termination, including but not limited to pension, life insurance and 401(k) eligibility. Severance Payments and Benefits provided under this Plan are not considered compensation for purposes of the Company's benefit plans and no benefit service credit will be granted following the date of termination.

        Benefits provided under the Plan will apply toward the maximum allowable COBRA period. For example, if an employee is eligible for 18 months of COBRA coverage and Benefits are provided for one year under the Plan, 6 additional months of COBRA eligibility would remain after the expiration of the Benefits provided under the Plan. COBRA participation after expiration of the Benefits requires payment of COBRA premiums by the separated employee. If the Benefit period available under the Plan exceeds the COBRA period, Benefits will be provided in a manner to be determined by the Company.

        In addition to the base level Severance Payments and base level Benefits, one additional week of Severance Payments and Benefits will also be provided for each Year of Service. A Year of Service will be accrued for every 12 consecutive month period of the eligible employee's service which will be computed based upon date of hire.

        Severance Payments will terminate in the event, and as of the effective date, employment with another employer is obtained. In the event of the death of an eligible employee prior to the completion of all Severance Payments and Benefits due under the terms of the Plan, all Severance Payments remaining to be paid pursuant to Section IV hereof will be paid to the eligible employee's estate and if applicable, Benefits will be payable to the employee's dependents. Severance Payments will be reduced by any unemployment compensation received by the eligible employee while such Severance Payments are being made under the Plan.

        Any Severance Payments and Benefits payable under this Plan will be reduced by any notification period or pay in lieu thereof under the Worker Adjustment and Retraining Notification Act (WARN), implementing regulations thereunder, and/or any state statute or regulation requiring layoff or termination notice or pay in lieu thereof.

V.    Outplacement Services/Assistance

        Outplacement services, which include employee counseling and reemployment assistance, will be provided at the Company's expense for a period of time as determined by the Company. Such outplacement services will be provided by a consulting agency which specializes in such services and will be selected by the Company.

VI.    Change of Control

        In the event compensation becomes due under the eligible employee's change in control agreements following a change in control of the Company or potential change in control of the Company (as defined in the eligible employee's change in control agreements), no Severance Payments, Benefits or outplacement services will be provided under this Plan. Nothing in this Plan will be interpreted to modify, alter, or in any way change the benefits otherwise available under the change in control agreements.

VII.    Employment Agreement

        With respect to any eligible employee who has an employment or other similar agreement with the Company that is not a change in control agreement ("employment agreement") in effect as of his termination, to the extent such employment agreement provides for severance, termination or similar post-termination payments, no Severance Payments, Benefits or outplacement services will be payable under the Plan.

VIII.    Administration

        The Company reserves the exclusive right to determine the scope, application and interpretation of this Plan. The Company's decision on any question arising under this Plan will, subject to the claims procedure established in the Plan, be final. The Company reserves the right in its sole discretion to amend, modify, change or terminate the Plan whenever it will deem such action to be appropriate.

        Any questions concerning the contents of the Plan should be directed to the attention of the Corporate Director, Human Resources.

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  Exhibit (10)(xix)
GREAT LAKES CHEMICAL CORPORATION CORPORATE GUIDELINES AND PROCEDURES